Exhibit 99.1

FINANCIAL STATEMENTS

Em3 Corporation

(A Development Stage Enterprise)

As of September 30, 2002 and the Nine months ended September 30, 2002 and 2001 (unaudited)

Em3 Corporation

(A Development Stage Enterprise)

Financial Statements

As of September 30, 2002 and the

Nine months ended September 30, 2002 and 2001

(Unaudited)

Contents

Balance Sheet	1
Statements of Operations	2
Statements of Cash Flows	3
Notes to Financial Statements	4

Em3 Corporation

(A Development Stage Enterprise)

Balance Sheet (Unaudited)

September 30, 2002

ASSETS
Current assets:
Cash and cash equivalents	$136,727
Accounts receivable	96,328
Interest receivable	344
Prepaid expenses and other current assets	84,992

Total current assets	318,391
Property and equipment, net	1,827,881

Total assets	$2,146,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving promissory note	$25,000
Accounts payable	91,248
Due to Concentra Operating Corporation	20,460
Accrued liabilities	219,803

Total current liabilities	356,513
Commitments and contingencies	—
Stockholders’ equity:
Series A Preferred Stock, $1.00 par value, 23,000,000 shares authorized; 20,500,000 shares issued and outstanding	20,500,000
Class A Common Stock, $.01 par value, 750,000 shares authorized	—
Common Stock, $.01 par value, 19,250,000 shares authorized	—
Deficit accumulated during the development stage	(18,700,241)
Less cost of treasury stock	(10,000)

Total stockholders’ equity	1,789,759

Total liabilities and stockholders’ equity	$2,146,272

See accompanying notes to financial statements.

Em3 Corporation

(A Development Stage Enterprise)

Statements of Operations (Unaudited)

	Nine Months Ended September 30,
	2002	2001
Net revenue	$174,077	$438
Costs and expenses:
Development	382,009	967,903
Operations	1,404,007	1,259,392
Sales and marketing	113,485	523,758
General and administrative	1,260,490	1,834,469
Depreciation	2,724,916	1,971,322

Total costs and expenses	5,884,907	6,556,844

Operating loss	(5,710,830)	(6,556,406)
Other income:
Interest income	23,283	203,867

Loss before income taxes	(5,687,547)	(6,352,539)
Provision for income taxes	—	—

Net loss	$(5,687,547)	$(6,352,539)

See accompanying notes to financial statements.

Em3 Corporation

(A Development Stage Enterprise)

Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2002	2001
Operating Activities:
Net loss incurred during the development stage	$(5,687,547)	$(6,352,539)
Adjustments to reconcile net loss:
Depreciation	2,724,916	1,971,322
(Gain)/loss on sale of property and equipment	(1,550)	1,059
Change in assets and liabilities:
Escrow	—	1,906,268
Accounts receivable	(95,153)	(2,588)
Receivable from stockholders	—	763,711
Interest receivable	6,340	26,788
Prepaid expenses and other current assets	47,747	(173,422)
Accounts payable	(83,182)	117,983
Due to Concentra Operating Corporation	(45,613)	(438,365)
Accrued liabilities	(241)	(940,195)

Net cash used in operating activities	(3,134,283)	(3,119,978)

Investing Activities:
Purchases of property and equipment	(163,082)	(6,523,295)
Proceeds from sale of property and equipment and other	14,132	8,959

Net cash used in investing activities	(148,950)	(6,514,336)

Financing Activities:
Proceeds from revolving promissory note	25,000	—
Proceeds from issuance of preferred stock	—	8,000,000
Cancellation of common stock	(7,500)	—
Purchase of treasury stock	(10,000)	(10,000)

Net cash provided by financing activities	7,500	7,990,000

Net Decrease in Cash	(3,275,733)	(1,644,314)
Cash, beginning of year	3,412,460	6,626,235

Cash, end of period	$136,727	$4,981,921

See accompanying notes to financial statements.

Em3 Corporation

(A Development Stage Enterprise)

Notes to Financial Statements

1. Basis of Presentation

The balance sheet as of September 30, 2002, the statements of operations for the nine months ended September 30, 2002 and 2001, and the statements of cash flows for the nine months ended September 30, 2002 and 2001 have been prepared by Em3 Corporation (the “Company”) without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2002 and 2001 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s financial statements for the year ended December 31, 2001. The results of operations for the nine months ended September 30, 2002 and 2001 are not necessarily indicative of the results that may be expected for the full year.

2. Revolving Promissory Note

The Company had a $1.0 million revolving promissory note (“Note”) with its largest stockholder, Welsh, Carson, Anderson & Stowe (“WCAS”) in 2002. The Company can request advances against the note through January 31, 2003. The note matures April 1, 2003 at which time all principal and accrued interest are due. Interest accrues on outstanding note advances at an annual rate of 18%. At September 30, 2002, the Company had $25,000 in outstanding principal. Subsequent to September 30, 2002, the Company received additional advances totaling $510,000.

3. Common Stock

In January 2002, the Company cancelled the Class A Common Stock shares. The Company returned the par value of the stock to the stockholders.

4. Subsequent Events

Effective December 1, 2002, Concentra Inc., a related party through common ownership, acquired substantially all of the assets and liabilities of the Company in a transaction valued at $30.7 million. Under the terms of the transaction, Concentra Inc. issued approximately $30.1 million of its common stock for Em3’s assets and assumed all of Em3’s liabilities. Concurrent with the acquisition, Concentra Inc. contributed the Company’s assets and liabilities to Concentra Operating Corporation and subsequently repaid $0.6 million of Em3’s indebtedness to WCAS.

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